Registration No. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         COMMUNITY FIRST BANCORPORATION
             (Exact name of registrant as specified in its charter)


          South Carolina                                         58-2322486
  (State or other jurisdiction of                             (I.R.S. Employer
  incorporation or organization)                             Identification No.)

            3685 Blue Ridge Boulevard, Walhalla, South Carolina 29691
              (Address of principal executive offices and zip code)

                         COMMUNITY FIRST BANCORPORATION
                             1998 Stock Option Plan
                              (Full title of Plan)


       Frederick D. Shepherd, Jr.                 Copies to:
       Community First Bancorporation             George S. King, Jr., Esquire
              President and                       Suzanne Hulst Clawson, Esquire
       Principal Financial Officer                Sinkler & Boyd, P.A.
      3685 Blue Ridge Boulevard                   1426 Main Street, Suite 1200
    Walhalla, South Carolina 29691                Columbia, South Carolina 29201
(Name and address of agent for service)
                                                         (803) 779-3080
             (864) 638-2105
      (Telephone number, including
    area code, of agent for service)


                                          Calculation of Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     Proposed
                                                           Proposed                   maximum
  Title of securities          Amount to be            maximum offering         aggregate offering            Amount of
   to be registered          registered(1)            price per share(2)             price(2)              registration fee
--------------------------------------------------------------------------------------------------------------------------------
     Common Stock,
     no par value              400,000 shares             $7.58                   $3,032,000.00               $842.90
--------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the book value of the shares as of December 31, 1998.

                                                         Exhibit Index on page 6

                                     PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant chosen to participate in the Community First Bancorporation 1998 Stock Option Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference herein the following documents:

     (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997 (File No. 000-29640).

     (b) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     The Registrant was organized for the purpose of becoming the holding company for Community First Bank pursuant to a triangular merger in which Registrant's Common Stock was exchanged for all of the common stock of Community First Bank. The common stock of Community First Bank was registered under the 1934 Act with the Federal Deposit Insurance Corporation. Pursuant to 12 C.F.R.
Section  240.12g-3,  because  Registrant was successor to a 1934 Act registrant, upon effectiveness of the share exchange, its common stock was deemed automatically registered under the 1934 Act without further filing with the Commission of a 1934 Act registration statement. Consequently, no description of the Registrant's securities has previously been filed with the Commission under the Securities Exchange Act of 1934. Accordingly, a description of the Registrant's common stock is set forth below:

         Authorized Capital. The Registrant is authorized to issue 10,000,000 shares of common stock, no par value per share.

         Voting and Other Rights. The holders of the Registrant's Common Stock are entitled to one vote per share on each matter voted on at a stockholders' meeting. A majority of the shares entitled to vote, represented at a meeting in person or by proxy, constitutes a quorum, and, in general, most routine matters will be approved if the votes cast in favor of the matter exceed the votes against the matter. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Each stockholder entitled to vote in such an election shall be entitled to vote each share of Registrant Common Stock owned by such stockholder for as many persons as there are directors to be elected. Pursuant to the Articles of Incorporation of the Registrant, stockholders do not have cumulative voting rights.

         In general, the affirmative vote of two-thirds of the Registrant's Common Stock outstanding and entitled to vote is required to approve: (i) amendments to the Registrant's Articles of Incorporation, (ii) the dissolution of the Registrant, or (iii) a merger, exchange or consolidation of the Registrant with, or the sale, exchange or lease of all or substantially all of the assets of the Registrant to, any person or entity.

         The stockholders of the Registrant shall have dissenters' rights to an appraisal with respect to their shares of Registrant Common Stock as provided by the South Carolina Business Corporation Act of 1988 (the "Business Corporation Act") in connection with certain types of merger or share exchange transactions. Dissenters' rights generally are also available with respect to certain sales of all or substantially all of the property of the Registrant and certain amendments to the Registrant's Articles of Incorporation that materially and adversely affect certain enumerated rights of a dissenter's shares.

         Directors and Classes of Directors. Under the Registrant's Articles of Incorporation and Bylaws and pursuant to the Business Corporation Act, the number of directors shall consist of a minimum of nine and a maximum of 25 persons. The number within this range may be determined from time to time by the Board of Directors. Accordingly, the directors of the Registrant have the authority to increase or decrease the number of directors, which is currently fixed at 12, within this maximum. Only the stockholders of the Registrant, however, have the right to change the range for the size of the Board, by amendment to the Registrant's Articles of Incorporation.

     The Board of Directors of the Registrant is divided into three classes so that each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned among the three classes of directors so as to maintain such classes as nearly equal as possible. The Articles of Incorporation of the Registrant have established the initial classification by dividing the directors into three classes, with directors of the first class to hold office for a term expiring at the annual meeting of stockholders of the Registrant in 1999, directors of the second class to hold office for a term expiring at the annual meeting of stockholders of the Registrant in 2000, and directors of the third class to hold office until the annual meeting of stockholders of the Registrant in 2001. At each annual meeting thereafter, successors to the directors whose terms expire shall be elected to hold office for terms expiring at the third succeeding annual meeting following their election.

         Because of the classification of directors, unless the stockholders act under the Business Corporation Act to remove directors from office, two annual meetings generally would be required to elect a majority of the Board of Directors and three, rather than one, would be required to replace the entire board.

         The Articles of Incorporation provide that a director may be removed only for cause by the affirmative vote of at least 66 2/3% of the outstanding voting stock.

         Liquidation Rights. In the event of liquidation, the holders of Registrant's Common Stock would be entitled to receive pro rata any assets legally available for distribution to stockholders with respect to shares held by them.

         Preemptive and Other Rights. The Registrant's Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. The shares of Registrant's Common Stock are nonassessable.

         Distributions. The Registrant may issue share dividends in Registrant's Common Stock to the holders of shares of Registrant's Common Stock. In addition, the holders of shares of Registrant's Common Stock will be entitled to receive such other distributions as the Board of Directors of the Registrant may declare, subject to any restrictions contained in the Registrant's Articles of Incorporation (of which there currently are none), unless after giving effect to such distribution, (i) Registrant would not be able to pay its debts as they become due in the usual course of business or (ii) Registrant's total assets would be less than the sum of Registrant's total liabilities plus the amount that would be needed, if Registrant were to be dissolved at the time of the distribution, to satisfy claims of stockholders who have preferential rights superior to the rights of holders of Registrant's Common Stock.

         Although the Registrant is not subject to the restrictions on dividends applicable to state banks, the ability of the Registrant to make distributions to holders of Registrant's Common Stock is dependent to a large extent upon the ability of Community First Bank to pay dividends. The ability of Community First Bank, as well as of the Registrant, to pay dividends in the future may also be affected by the various minimum capital requirements.

         Indemnification of Officers and Directors. The Registrant's Articles of Incorporation provide that the Registrant shall advance expenses to and indemnify its current or former directors, officers, agents or employees to the full extent and in the manner permitted or required by the Business Corporation Act. Sections 33-8-500 through 33-8-580 of the Business Corporation Act contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 33-8-510 permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) that his conduct in his official capacity with the corporation was in its best interest and (y) his conduct in other capacities was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a current or former director in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him. The above standard of conduct is determined by the Board of Directors or a committee thereof or special legal counsel or the stockholders as prescribed in Section 33-8-550.

         Sections 33-8-520 and 33-8-560 require a corporation to indemnify a director or officer in the defense of any proceeding to which such person was a party because of his or her capacity as officer or director against reasonable expenses when such person is wholly successful in his or her defense, unless the Articles of Incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if such person is adjudged fairly and reasonably so entitled under Section 33-8-540. Section 33-8-560 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or as otherwise set forth in the corporation's Articles of Incorporation or Bylaws or by resolution of the Board of Directors or by contract.

Statutory Matters

         Business Combination Statute. The South Carolina business combinations statute provides that a 10% or greater stockholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% stockholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% stockholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% stockholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested stockholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. The Registrant's articles of incorporation do not contain such a provision. An amendment of the articles of incorporation to that effect would, however, permit a business combination with an interested stockholder even though that status was obtained prior to the amendment.

         Control Share Acquisitions. South Carolina law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 331/3% or 50%) from obtaining voting rights with respect to such shares unless a majority in interest of the disinterested stockholders of the corporation votes to accord voting power to such shares.

         The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares for their fair value if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the stockholders. The Registrant is not authorized by its articles or bylaws to redeem control shares pursuant to such legislation.

         General. Taken together, the foregoing provisions of the Articles of Incorporation and South Carolina law favor maintenance of the status quo and may make it more difficult to change current management, and may impede a change of control of the Registrant even if desired by a majority of its stockholders.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Under  the  Business  Corporation  Act,  a  corporation  has the  power  to indemnify directors and officers who meet the standards of good faith and reasonable belief that conduct was lawful and in the corporate interest (or not opposed thereto) set forth in the Business Corporation Act. The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant's Articles of Incorporation do not provide otherwise. The provisions of the Business Corporation Act which deal with indemnification are codified at Sections 33-8-500 through -580 of the Code of Laws of South Carolina 1976, amended.

         In addition, the Company maintains directors' and officers' liability insurance for the benefit of its directors and officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

          4 Community First Bancorporation 1998 Stock Option Plan (incorporated by reference to proxy materials filed on Schedule 14A in connection with Registrant's April 28, 1998 Annual Meeting of Stockholders).

          5      Opinion of Sinkler & Boyd, P.A.

         23.1    Consent of Donald G. Jones and Company, P.A.

         23.2    Consent of Sinkler & Boyd, P.A. (included in Exhibit 5).

         24      Power of Attorney

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) of this undertaking do not apply if the registration statement is on Form S-3, S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walhalla, State of South Carolina on January 21, 1999.

                               Community First Bancorporation

                                    s/Frederick D. Shepherd, Jr.
                               By:----------------------------------------------
                                    Frederick D. Shepherd, Jr.
                                    Chief Executive Officer and Principal
                                        Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 21, 1999.


--------------------------
Larry S. Bowman, M.D.                             Director

s/William M. Brown
--------------------------
William M. Brown                                  Director

s/Robert H. Edwards
--------------------------
Robert H. Edwards                                 Director


--------------------------
Blake L. Griffith                                 Director

s/John R. Hamrick
--------------------------
John R. Hamrick                                   Director

s/R. Theo Harris, Sr.
--------------------------
R. Theo Harris, Sr.                               Director

s/James E. McCoy
--------------------------
James E. McCoy                                    Director

s/Frederick D. Shepherd, Jr.
--------------------------
Frederick D. Shepherd, Jr.                        Chief Executive Officer,
                                                  Principal Financial Officer
                                                  and Director
s/Gary V. Thrift
--------------------------
Gary V. Thrift                                    Director


--------------------------
James E. Turner                                   Director

s/Charles L. Winchester
--------------------------
Charles L. Winchester                             Director

                                  EXHIBIT INDEX

EXHIBIT

4 Community First Bancorporation 1998 Stock Option Plan (incorporated by reference to proxy materials filed on Schedule 14A in connection with Registrant's April 28, 1998 Annual Meeting of Stockholders).

5        Opinion of Sinkler & Boyd, P.A.

23.1     Consent of Donald G. Jones and Company, P.A.

23.2     Consent of Sinkler & Boyd, P.A.
           (included in Exhibit 5)

24       Power of Attorney